UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 29, 2005 (August 26, 2005)

SCP POOL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-26640	36-3943363
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

109 Northpark Boulevard, Covington, Louisiana	70433-5001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (985) 892-5521

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 26, 2005, SCP Pool Corporation (“Pool”), through its newly formed and wholly-owned subsidiary, Horizon Distributors, Inc. (“Distributors”), entered into an Agreement and Plan of Merger (the “Agreement”) with Automatic Rain Company (“Horizon”), Eleanor J. Hayes Trust UDT, Hayes Non-Exempt Marital Trust UDT, Hayes Family Bypass Trust UDT, Hayes Exempt Marital Trust UDT, Maribeth McPherson, Margaret L. Hayes, Willard G. Hayes, Douglas S. Hayes, W. & E. Hayes Grandchild Trust UAD for Benefit of Vance Hayes, Douglas S. Hayes for Vance Erling Hayes, W. & E. Hayes Grandchild Trust UAD for Benefit of Scott Willard Hayes, W. & E. Hayes Grandchild Trust UAD for Benefit of Kyle Richard Hayes, W. & E. Hayes Grandchild Trust UAD for Benefit of Caitlin Eleanor McPherson, W. & E. Hayes Grandchild Trust UAD for Benefit of Derek Allen McPherson, W. & E. Hayes Grandchild Trust UAD for Benefit of John Roy McPherson, the Lange Family Trust and David E. Lange. Pursuant to the Agreement, Horizon will be merged with and into Distributors. The issued and outstanding stock of Horizon will be converted into the right to receive aggregate cash merger consideration of approximately $85 million, subject to a working capital adjustment.

Prior to the entry into the Agreement, there was no material relationship between Horizon and POOL or any affiliates, directors or officers of POOL, including any associate of such director or officer.

Subject to regulatory approval and other customary closing conditions, the transaction is expected to close in October, 2005.

Item 7.01 Regulation FD Disclosure.

On August 26, 2005, SCP Pool Corporation issued the press release attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press release issued by SCP Pool Corporation on August 26, 2005, announcing the proposed acquisition of Automatic Rain Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCP POOL CORPORATION

By:	/s/ Manuel J. Perez de la Mesa
Manuel J. Perez de la Mesa
President and Chief Executive Officer

Dated: August 26, 2005